Capital Lease Funding, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preference Dividends

                                                     6 months ended
(in thousands)                                           June 30,                  Year ended December 31,
                                                           2005        2004       2003       2002       2001       2000
------------------------------------------------------------------------------------------------------------------------
Earnings:
Income before provision for income taxes                 $  3,775    $  1,369   $  6,633   $    832   $  4,064   $(18,961)
Interest expense                                           10,960       2,768      2,058      2,801      7,155     13,689
Less: Interest capitalized during the period               (1,204)         --         --         --         --         --
Portion of rental expense representing interest                25          77        110        139         96         21
                                                         ---------------------------------------------------------------
Total earnings (deficiency)                              $ 13,556    $  4,214   $  8,801   $  3,772   $ 11,315   $ (5,251)
                                                         ================================================================

Combined Fixed Charges and Preference Dividends
To Earnings:
Interest expense                                         $  9,756    $  2,768   $  2,058   $  2,801   $  7,155   $ 13,689
Interest capitalized during the period                   $  1,204          --         --         --         --         --
Portion of rental expense representing interest                25          77        110        139         96         21
                                                         ---------------------------------------------------------------
Total                                                    $ 10,985    $  2,845   $  2,168   $  2,940   $  7,251   $ 13,710
                                                         ================================================================

Ratio of Earnings to Combined Fixed Charges and
Preference Dividends                                         1.23        1.48       4.06       1.28       1.56      N/A
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